UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 28, 2019

 GREENSKY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38506	82-2135346
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5565 Glenridge Connector, Suite 700 Atlanta, Georgia (Address of principal executive offices)	30342 (Zip Code)
Registrant’s telephone number, including area code: (678) 264-6105
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2019, the Compensation Committee adopted the GreenSky, Inc. Executive Severance Plan (the “Severance Plan”), effective as of March 28, 2019. The Severance Plan is intended to provide certain severance benefits to members of the Company’s senior executive group (as defined in the Severance Plan) (the “Eligible Executives”) if the Eligible Executive’s employment with the Company and its Affiliates (as defined in the Severance Plan) is terminated (i) by the Company other than for cause (as defined in the Severance Plan) and other than on the Eligible Executive’s disability (as defined in the Severance Plan) or (ii) by the Eligible Executive for good reason (as defined in the Severance Plan) (each a “covered termination”).

In the event of a covered termination before a change in control (as defined in the Severance Plan) or more than 24 months after, in addition to certain accrued vested obligations, the Severance Plan provides for the following payments and benefits to the Eligible Executive whose employment is terminated in a covered termination:

•
continued base salary, payable no less frequently than monthly, in accordance with the Company’s standard payroll practices, of 24 months for the Chief Executive Officer and 12 months for the other Eligible Executives;

•
a lump-sum pro-rata bonus for the year of termination, based on actual performance (but not subject to individual modifiers that are not applicable to all Eligible Executives), payable in the ordinary course; and

•
continued health insurance coverage (and other benefits to the extent practicable) at normal active employee rates, for a period of 24 months for the Chief Executive Officer and 12 months for the other Eligible Executives (subject to earlier termination if the Eligible Executive is provided similar coverage with a subsequent employer).

In the event the covered termination occurs on or within the 24-month period following a change in control, in addition to certain accrued vested obligations, the Severance Plan provides for the following payments and benefits to the Eligible Executives whose employment is terminated in a covered termination:

•
continued base salary, payable no less frequently than monthly, in accordance with the Company’s standard payroll practices, of 36 months for the Chief Executive Officer and 24 months for the other Eligible Executives;

•
a lump-sum pro-rata bonus for the year of termination, based on actual performance (but not subject to individual modifiers that are not applicable to all Eligible Executives), payable in the ordinary course;

•	accelerated vesting of outstanding equity awards (at target for performance-based awards) and certain extensions of the term of outstanding options; and

•
continued health insurance coverage (and other benefits to the extent practicable) at normal active employee rates for a period of 36 months for the Chief Executive Officer and 24 months for the other Eligible Executives (subject to earlier termination if the Eligible Executive is provided similar coverage with a subsequent employer).

The Severance Plan does not provide for any gross-up payments if any severance benefits result in the payment by the Eligible Executive of any excise taxes. In the event that any payment or benefit payable to an Eligible Executive under the Severance Plan would result in the imposition of excise taxes under the “golden parachute” provisions of Section 280G of the Internal Revenue Code of 1986, as amended, then such payments and benefits will either be (i) made in full (in which case the Eligible Executive will pay the excise tax) or (ii) reduced such that the excise tax under Section 280G is not applicable, whichever puts the Eligible Executive in the best after-tax position.
All payments and other benefits under the Severance Plan are subject to applicable withholding obligations, the Eligible Executive’s granting of a general release of all claims, the Eligible Executive’s return of all Company property, and the Eligible Executive’s continued compliance with applicable non-disparagement, non-compete, non-solicitation and confidentiality covenants.

The Board or the Compensation Committee may terminate or amend the Severance Plan; provided, however, that (i) no amendment that has the effect of reducing the rights or potential rights of any Eligible Executive, and no termination of the Severance Plan or any portions thereof, will be effective in either case as to the affected Eligible Executive until the first year anniversary of the date on which such resolution is adopted, (ii) no amendment or termination of the Severance Plan shall affect the rights of any Eligible Executive receiving benefits under the Severance Plan whose employment has terminated prior to the date on which such resolution is adopted; and (iii) the Severance Plan may not be terminated or amended in a manner which would adversely affect the rights or potential rights of any Eligible Executive if such action is taken in connection with, in anticipation of, or on, or during the 24-month period following, a change in control.

The foregoing description of the Severance Plan is qualified in its entirety by reference to the full text of the GreenSky, Inc. Executive Severance Plan, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	GreenSky, Inc. Executive Severance Plan (Effective as of March 28, 2019)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENSKY, INC.

Date: April 3, 2019	By:	/s/ Robert Partlow
	Name:	Robert Partlow
	Title:	Executive Vice President and Chief Financial Officer

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